UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  April 11, 2011

RECOVERY ENERGY, INC.
(Exact name of registrant as specified in its charter)

Nevada	333-152571	74-3231613
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

1515 Wynkoop Street, Suite 200
Denver, CO	80202
(Address of Principal Executive Offices)	(Zip Code)

888) 887-4449
(Registrant's telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02   Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Jeffrey Beunier resigned as our president and chief financial officer on April 11, 2011.  We entered into a separation agreement with Mr. Beunier pursuant to which he will receive as severance one year's base salary of $225,000, half of which will be paid in October, 2011 and the balance paid in accordance with Recovery's regular payroll practice from October 2011 to April 2012.  Mr. Beunier will also receive a bonus for 2010 in the same amount, if any, paid to our chief executive officer, as determined by our compensation committee of the board of directors in its sole discretion.  Mr. Beunier will retain his 1,925,000 unvested shares of our common stock, which will vest in four equal installments of 481,250 shares quarterly commencing July 15, 2011.

Our chief executive officer, Roger A. Parker, assumed the role of President following Mr. Beunier's resignation.  Our controller, Christopher Barber, will be our interim principal financial officer and principal accounting officer while we conduct a search for a new chief financial officer.

Christopher Barber became our controller in June 2010.  Prior to that, he worked in the audit division of Hein & Associates for more than five years.  He has a Bachelors degree in accounting from the University of Denver.  He became a licensed CPA in 2002.

Item 9.01     Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Identification of Exhibits
10.1 99.1	Separation Agreement and Release with Jeffrey Beunier Press Release

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934 the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

RECOVERY ENERGY, INC.

Date: April 15, 2011	By:	/s/ Roger A. Parker
Roger A. Parker
Chief Executive Officer